Exhibit 99.1

Frontdoor Announces Third-Quarter 2019 Revenue Increase of 8 Percent to $407 Million;

Net Income Increase of 23 Percent to $61 million

MEMPHIS, TENN. — November 5, 2019 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced third-quarter 2019 results.

Financial Results
	Three Months Ended
	September 30,
$ millions (except as noted)	2019	2018	Change
Revenue	$407	$377	8%
Gross Profit	206	176	17%
Net Income	61	49	23%
Diluted Earnings per Share	0.72	0.58	24%
Adjusted Net Income(1)	62	57	9%
Adjusted Diluted Earnings per Share(1)	0.73	0.67	9%
Adjusted EBITDA(1)	106	86	23%
Home Service Plans (number in millions)	2.2	2.1	3%

Third-Quarter 2019 Summary

•	Revenue increased eight percent to $407 million on improved price realization and higher number of home service plans

•	Gross profit margin increased 415 basis points to 51 percent due to the execution of business process improvements and favorable weather

•	Net income increased 23 percent to $61 million as a result of higher gross profit contribution that more than offset greater investment in the business and higher interest expense

•	Adjusted EBITDA increased 23 percent over the prior year period to $106 million; Adjusted EBITDA Margin(1) of 26 percent was 325 basis points higher than the prior year period

•	Net Cash Provided from Operating Activities for the first nine months of 2019 was $154 million; Free Cash Flow(1) improved 33 percent to $138 million for the same period

•	Increased velocity of change across the organization resulted in significant progress on key objectives of reducing costs, improving processes and advancing technology platform

Full-Year 2019 Outlook

•	Narrowing 2019 revenue outlook to $1.36 billion to $1.37 billion and Adjusted EBITDA(2) outlook to $295 million to $300 million

•	Launching On-Demand offering and dynamic pricing initiative in the fourth quarter of 2019

“Frontdoor delivered solid third quarter financial results as we continue to execute our cost reduction and process improvement initiatives,” said Chief Executive Officer Rex Tibbens. “Looking forward, we believe we still have a tremendous opportunity to improve our customer service experience and customer retention, leverage our investments in technology, and increase our revenue trajectory. We are also very excited about launching our On-Demand platform in the fourth quarter of 2019, which will be a transformational step in our company’s evolution.”

“We have meaningfully improved our financial position since the Spin-off in October last year,” said Chief Financial Officer Brian Turcotte. “The fundamentals of our overall business remain strong, and we’re increasing our business investment in the fourth quarter to drive growth into 2020.”

Third-Quarter 2019 Results

Revenue by Major Customer Acquisition Channel
	Three Months Ended
	September 30,
$ millions	2019	2018	Change
Renewals	$278	$251	11%
Real estate (First-Year)	77	78	(2)%
Direct-to-consumer (First-Year)	50	47	6%
Other	2	1	*

Total	$407	$377	8%

*	not meaningful

Third-quarter 2019 revenue increased eight percent over the prior year period. Renewal revenue increased 11 percent, primarily driven by growth in the number of home service plans and improved price realization. First-year real estate revenue decreased two percent as improved price realization was more than offset by a decline in new sales. First-year direct-to-consumer revenue increased six percent, primarily due to growth in new sales that was mostly driven by increased investments in marketing.

Third-quarter 2019 net income was $61 million, or diluted earnings per share of $0.72, versus $49 million in third-quarter 2018, or diluted earnings per share of $0.58. Third-quarter 2019 net income included a $21 million favorable impact from higher revenue conversion(3), an $11 million decrease in contract claims cost, and $8 million of lower Spin-off charges versus the prior year. These benefits were partially offset by a $14 million increase in selling and administrative expenses, an $8 million increase in interest expense related to the debt offering completed in conjunction with the Spin-off and a $5 million increase in income taxes.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended September 30, 2018	$86
Impact of change in revenue(3)	21
Contract claims	11
Sales, marketing and customer service costs	(6)
General and administrative costs	(7)
Other	1

Three Months Ended September 30, 2019	$106

Third-quarter 2019 Adjusted EBITDA of $106 million was 23 percent higher than the prior year period, primarily due to the following items:

•	$21 million of higher revenue conversion(3), including the net contribution from new customers and higher pricing;

•	$11 million of lower contract claims costs, consisting of:

•	$9 million net favorable impact of adjustments related to contract claims cost development,

•	$7 million in process improvements and cost reduction initiatives, and

•	$2 million in seasonally mild weather, partially offset by

•	$7 million in higher inflation and tariff costs;

•	$6 million of increased sales, marketing and customer service costs, primarily in the direct-to-consumer channel;

•

$7 million of increased general and administrative costs, including higher personnel costs of $4 million, incentive compensation expense of $2 million, and insurance-related costs of $2 million, partially offset by a $1 million decrease in other costs; and

•	$1 million of other favorable items, primarily interest and investment income.

Cash Flow

	Nine Months Ended
	September 30,
$ millions	2019	2018
Net cash provided from (used for):
Operating Activities	$154	$126
Investing Activities	(19)	(4)
Financing Activities	(6)	(98)

Cash increase during the period	$129	$23

For the nine months ended September 30, 2019, net cash provided from operating activities was $154 million, an increase of $28 million from the nine months ended September 30, 2018. Working capital was a $12 million use of cash for the nine months ended September 30, 2019 compared to $3 million for the prior year period.

Net cash used for investing activities was $19 million for the nine months ended September 30, 2019 compared to $4 million for the prior year period. The change in investing activities was primarily due to a decline in cash flows related to purchases and sales of marketable securities as compared to the first nine months of 2018.

Net cash used for financing activities was $6 million for the nine months ended September 30, 2019 and was primarily related to debt payments. This compares to $98 million for the nine months ended September 30, 2018, which was primarily related to net cash transfers to our former parent that occurred prior to the Spin-off.

Free Cash Flow(1) was $138 million for the nine months ended September 30, 2019 compared to $104 million for the prior year period. The increase of $34 million includes higher Adjusted EBITDA and lower Spin-off charges that was partially offset by higher cash interest expense.

Cash and marketable securities totaled $432 million as of September 30, 2019, a $127 million increase from December 31, 2018.

Total restricted net assets decreased to $202 million at September 30, 2019 from $203 million at June 30, 2019.

Updated Full-Year 2019 Outlook

•	Revenue is now anticipated to be in the range of $1.36 billion to $1.37 billion;

•	Gross profit margin is now anticipated to be in the range of 49 to 50 percent;

•	Adjusted EBITDA(2) is now anticipated to be in the range of $295 million to $300 million;

•	Capital expenditures are now anticipated to be in the range of $25 million to $30 million; and

•	Annual Effective Tax Rate is anticipated to remain at approximately 25 percent.

Third-Quarter 2019 Earnings Conference Call

Frontdoor has scheduled a conference call today, November 5, 2019, at 8:00 a.m. Central time (9:00 a.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for third-quarter 2019. They will also discuss the full-year 2019 outlook and respond to questions from the investment community. To participate on the conference call, interested parties should call 877-407-8291 (or international participants, 201-689-8345). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 90 days. To access the replay of this call, please call 877-660-6853 and enter conference ID 13695435 (international participants: 201-612-7415, conference ID 13695435).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard. Frontdoor serves more than two million customers across the U.S. through a network of more than 16,000 pre-qualified contractor firms that employ over 45,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With more than 45 years of experience, the company responds to over four million service requests annually (or one request every eight seconds). For details, visit frontdoorhome.com.

References in this news release to “ServiceMaster” refer to ServiceMaster Global Holdings, Inc. and its consolidated subsidiaries. References to the “Spin-off” refer to the spin-off by ServiceMaster of the ownership and operations of its businesses operated under the American Home Shield, HSA, OneGuard and Landmark brand names into Frontdoor, which was completed on October 1, 2018 and resulted in Frontdoor operating as an independent, publicly traded company trading on Nasdaq under the symbol “FTDR”.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of the Spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC as well as the disclosure contained in Item 1A. Risk Factors in our 2018 Annual Report on Form 10-K filed with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Spin-off Impact to Financials

The accompanying condensed consolidated and combined financial statements for periods prior to the Spin-off include all revenues, costs, assets and liabilities directly attributable to us. ServiceMaster’s debt and corresponding interest expense have not been allocated to us for periods prior to the Spin-off since we were not the legal obligor of the debt. The accompanying condensed consolidated and combined financial statements include expense allocations for certain corporate functions historically provided by ServiceMaster. These allocations may not be indicative of the level of expense which would have been incurred had the company operated as a separate entity prior to the Spin-off, nor are these costs necessarily indicative of costs we may incur in the future.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Net Income, and Adjusted Diluted Earnings per Share.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; affiliate royalty expense; (gain) loss on insured home service plan claims; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Adjusted EBITDA Margin” as Adjusted EBITDA divided by revenue. We believe Adjusted EBITDA Margin is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; affiliate royalty expense; interest income from affiliate; (gain) loss on insured home service plan claims; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking fourth-quarter and full-year 2019 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Condensed Consolidated and Combined Statements of Operations and Comprehensive Income (Unaudited)

($ millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$407	$377	$1,065	$979
Cost of services rendered	201	202	526	532

Gross Profit	206	176	539	448
Selling and administrative expenses	104	90	297	259
Depreciation and amortization expense	6	5	18	14
Restructuring charges	—	—	—	3
Spin-off charges	—	8	1	23
Affiliate royalty expense	—	1	—	1
Interest expense	16	7	47	7
Interest income from affiliate	—	—	—	(2)
Interest and net investment income	(2)	—	(5)	(1)

Income before Income Taxes	82	65	180	143
Provision for income taxes	21	16	46	36

Net Income	$61	$49	$134	$108

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain on securities	—	—	—	—
Net unrealized loss on derivative instruments	(3)	—	(16)	—

Other Comprehensive Loss, Net of Income Taxes	(3)	—	(15)	—

Total Comprehensive Income	$57	$49	$119	$108

Earnings per Share:
Basic	$0.72	$0.58	$1.59	$1.28

Diluted	$0.72	$0.58	$1.58	$1.28

Weighted-average Common Shares Outstanding:
Basic	84.7	84.5	84.6	84.5
Diluted	84.9	84.5	84.8	84.5

frontdoor, inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

($ millions, except share data)

	As of
	September 30,	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$425	$296
Marketable securities	7	9
Receivables, less allowance of $2 in each period	8	12
Contract asset	37	—
Prepaid expenses and other assets	12	13

Total Current Assets	489	330

Other Assets:
Property and equipment, net	49	47
Goodwill	477	476
Intangible assets, net	155	158
Operating lease right-of-use assets	17	—
Deferred customer acquisition costs	18	21
Other assets	11	10

Total Assets	$1,217	$1,041

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$55	$41
Accrued liabilities:
Payroll and related expenses	15	10
Home service plan claims	78	67
Interest payable	3	9
Other	35	26
Deferred revenue	180	185
Current portion of long-term debt	7	7

Total Current Liabilities	373	345

Long-Term Debt	974	977
Other Long-Term Liabilities:
Deferred taxes	37	39
Operating lease liabilities	20	—
Other long-term obligations	31	24

Total Other Long-Term Liabilities	89	63

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 84,657,602 shares issued and outstanding at September 30, 2019 and 84,545,152 shares issued and outstanding at December 31, 2018	1	1
Additional paid-in capital	8	1
Accumulated deficit	(202)	(336)
Accumulated other comprehensive loss	(25)	(9)

Total Deficit	(219)	(344)

Total Liabilities and Shareholders’ Equity	$1,217	$1,041

frontdoor, inc.

Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)

($ millions)

	Nine Months Ended
	September 30,
	2019	2018
Cash and Cash Equivalents at Beginning of Period	$296	$282
Cash Flows from Operating Activities:
Net Income	134	108
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	18	14
Deferred income tax provision	3	5
Stock-based compensation expense	7	3
Restructuring charges	—	3
Payments for restructuring charges	—	(6)
Spin-off charges	1	23
Payments for spin-off charges	(1)	(22)
Other	4	—
Change in working capital, net of acquisitions:
Receivables	3	5
Prepaid expenses and other current assets	(32)	(28)
Accounts payable	14	13
Deferred revenue	(5)	(8)
Accrued liabilities	10	12
Accrued interest payable	(6)	3
Current income taxes	4	—

Net Cash Provided from Operating Activities	154	126

Cash Flows from Investing Activities:
Purchases of property and equipment	(15)	(21)
Business acquisitions, net of cash received	(3)	—
Purchases of available-for-sale securities	(7)	(16)
Sales and maturities of available-for-sale securities	9	33
Other investing activities	(3)	—

Net Cash Used for Investing Activities	(19)	(4)

Cash Flows from Financing Activities:
Payments of debt and finance lease obligations	(5)	(6)
Net transfers to Parent	—	(74)
Discount paid on issuance of debt	—	(2)
Debt issuance costs paid	—	(16)

Net Cash Used for Financing Activities	(6)	(98)

Cash Increase During the Period	129	23

Cash and Cash Equivalents at End of Period	$425	$305

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income and of Adjusted Diluted Earnings per Share.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ millions, except per share amounts)	2019	2018	2019	2018
Net Income	$61	$49	$134	$108
Amortization expense	1	2	5	6
Restructuring charges	—	—	—	3
Spin-off charges	—	8	1	23
Affiliate royalty expense	—	1	—	1
Interest income from affiliate	—	—	—	(2)
Gain on insured home service plan claims	—	(1)	—	(2)
Secondary offering costs	—	—	2	—
Tax impact of adjustments	—	(2)	(1)	(6)

Adjusted Net Income	$62	$57	$140	$131

Adjusted Earnings per Share:
Basic	$0.73	$0.67	$1.66	$1.55
Diluted	$0.73	$0.67	$1.66	$1.55
Weighted-average common shares outstanding(1):
Basic	84.7	84.5	84.6	84.5
Diluted	84.9	84.5	84.8	84.5

(1)	For the three and nine months ended September 30, 2018, earnings per share was calculated based on the 84,515,619 shares of Frontdoor stock that were outstanding at the date of the Spin-off.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Net Cash Provided from Operating Activities	$14	$4	$154	$126
Property Additions	(5)	(4)	(15)	(21)

Free Cash Flow	$9	$—	$138	$104

The following table presents reconciliations of net income to Adjusted EBITDA and of Adjusted EBITDA Margin.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Net Income	$61	$49	$134	$108
Depreciation and amortization expense	6	5	18	14
Restructuring charges	—	—	—	3
Spin-off charges	—	8	1	23
Provision for income taxes	21	16	46	36
Non-cash stock-based compensation expense	2	1	7	3
Affiliate royalty expense	—	1	—	1
Interest expense	16	7	47	7
Secondary offering costs	—	—	2	—
Interest income from affiliate	—	—	—	(2)
Gain on insured home service plan claims	—	(1)	—	(2)

Adjusted EBITDA	$106	$86	$255	$191

Revenue	$407	$377	$1,065	$979
Net Income Margin	15%	13%	13%	11%
Adjusted EBITDA Margin	26%	23%	24%	20%

Key Business Metrics

	As of September 30,
	2019	2018
Growth in number of home service plans	3%	7%
Customer retention rate(1)	74%	76%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.

Certain amounts presented in the tables in this release are subject to rounding and, as a result, the totals in such tables may not sum.